Filed Pursuant to Rule 433

Registration No. 333-194298

GILEAD SCIENCES, INC.

PRICING TERM SHEET

Dated March 4, 2014

Issuer:	Gilead Sciences, Inc.

Ratings:*	Baa1/A- (Moody’s / S&P)

Title of Securities:	2.050% Senior Notes due 2019 (the “2019 Notes”) 3.700% Senior Notes due 2024 (the “2024 Notes”) 4.800% Senior Notes due 2044 (the “2044 Notes”)

Principal Amount:	2019 Notes: $500,000,000 2024 Notes: $1,750,000,000 2044 Notes: $1,750,000,000

Trade Date:	March 4, 2014

Original Issue Date (Settlement Date):	March 7, 2014

Maturity Date:	2019 Notes: April 1, 2019 2024 Notes: April 1, 2024 2044 Notes: April 1, 2044

Interest Rate:	2019 Notes: 2.050% 2024 Notes: 3.700% 2044 Notes: 4.800%

Price to Public:	2019 Notes: 99.827% 2024 Notes: 99.839% 2044 Notes: 99.806%

Yield to Maturity:	2019 Notes: 2.086% 2024 Notes: 3.719% 2044 Notes: 4.812%

Spread to Benchmark Treasury:	2019 Notes: 55 basis points 2024 Notes: 102 basis points 2044 Notes: 117 basis points

Benchmark Treasury:	2019 Notes: 1.500% due February 28, 2019 2024 Notes: 2.750% due February 15, 2024 2044 Notes: 3.750% due November 15, 2043

Benchmark Treasury Price /Yield:	2019 Notes: 99-26+ / 1.536% 2024 Notes: 100-14 / 2.699% 2044 Notes: 101-30 / 3.642%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2014

Make-Whole Call:

2019 Notes: At any time at a discount rate of

                     Treasury plus 10 basis points;

2024 Notes: At any time prior to January 1, 2024 at a discount rate of

                     Treasury plus 15 basis points;

2044 Notes: At any time prior to October 1, 2043 at a discount rate of

                     Treasury plus 20 basis points;

Par Call:	2024 Notes: On or after January 1, 2024 2044 Notes: On or after October 1, 2043

CUSIP / ISIN:	2019 Notes: 375558 AV5 / US375558AV54 2024 Notes: 375558 AW3 / US375558AW38 2044 Notes: 375558 AX1 / US375558AX11

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Goldman, Sachs & Co. Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Morgan Stanley & Co. LLC

*Note: a securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mailing dg.prospectus_requests@baml.com or calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the Preliminary Prospectus Supplement issued by Gilead Sciences, Inc. on March 4, 2014 relating to its Prospectus dated March 4, 2014.